Exhibit 3.2

Die Änderung der Satzung wurde durch das Bundesministerium für Ernährung und Landwirtschaft (BMEL) im Einvernehmen mit dem Bundesministerium der Finanzen (BMF) mit Wirkung zum 15.12.2018 genehmigt.

Satzung der Landwirtschaftlichen Rentenbank

I. Geschäfte der Bank

§ 1

(1)     Die Bank führt in Erfüllung ihres Auftrages gemäß § 3 des Gesetzes über die Landwirtschaftliche Rentenbank Fördermaßnahmen für die Landwirtschaft und für den ländlichen Raum insbesondere mittels Finanzierungen durch. Die Bank vergibt ihre Kredite grundsätzlich über andere Banken unabhängig von deren Rechtsform oder Verbandszugehörigkeit.

(2)     Neben allgemeinen Förderkrediten für die Landwirtschaft und den ländlichen Raum legt die Bank auch Sonder- und Programmkredite für spezielle Förderzwecke und Hilfsmaßnahmen aus. Die Mittel für Sonderkreditprogramme werden von der Bank bereitgestellt. Die Grundsätze/Richtlinien für Förder-, Sonder- und Programmkredite bedürfen der Zustimmung der Aufsichtsbehörde.

(3)     Kredite und andere Finanzierungsformen sind nach vom Verwaltungsrat zu erlassenden allgemeinen Richtlinien für die Kreditgewährung zu vergeben. Diese Richtlinien bedürfen der Zustimmung der Aufsichtsbehörde.

(4)     Darlehensforderungen, die zur Deckung von Schuldverschreibungen verwendet werden sollen, müssen den Anforderungen des § 13 des Gesetzes über die Landwirtschaftliche Rentenbank entsprechen.

§ 2

Zur Erfüllung ihrer Aufgaben darf die Bank die Geschäfte und Dienstleistungen betreiben, die mit der Erfüllung ihrer Aufgaben in direktem Zusammenhang stehen. Hierzu gehören insbesondere:

1.	Ankauf und Verkauf von Forderungen und Wertpapieren,

2.	Treasury Management und Geschäfte zur Risikosteuerung der Bank,

3.	Effektenhandel, Einlagengeschäft und Girogeschäft für eigene Rechnung,

4.	Ausgabe von gedeckten und ungedeckten Schuldverschreibungen auf den Inhaber oder Namen,

5.	Aufnahme zweckgebundener Darlehen bei zentralen Kreditinstituten, Kapitalsammelstellen und öffentlichen Stellen,

6.	Aufnahme sonstiger Darlehen,

7.	Anlage von Geldern bei öffentlichen und privaten Kreditinstituten,

8.	Beratung und Dienstleistungen im Zusammenhang mit Fördermaßnahmen.

II. Organisation und Verwaltung der Bank

1. Der Vorstand

§ 3

(1)     Der Vorstand besteht aus mindestens zwei ordentlichen Mitgliedern. Die Vorstandsmitglieder bestimmen im Einvernehmen mit dem Vorsitzenden des Verwaltungsrates ein ordentliches Mitglied zum Sprecher des Vorstandes. Der Verwaltungsrat kann auch einen Vorsitzenden des Vorstandes bestimmen.

(2)     Die Vorstandsmitglieder werden auf Vorschlag des Nominierungsausschusses vom Verwaltungsrat auf höchstens fünf Jahre bestellt; eine wiederholte Bestellung oder Verlängerung der Amtszeit, jeweils für höchstens fünf Jahre, ist zulässig; sie bedarf eines erneuten Verwaltungsratsbeschlusses, der frühestens ein Jahr vor Ablauf der bisherigen Amtszeit gefasst werden kann. Der Verwaltungsrat kann die Bestellung zum Vorstandsmitglied widerrufen, wenn ein wichtiger Grund vorliegt. Die Bestellung zum Vorstandsmitglied bedarf der Zustimmung der Aufsichtsbehörde. Die Aufsichtsbehörde ist im Vorfeld rechtzeitig über die Einzelheiten der Bestellung zu informieren.

(3)     Jede Änderung des Vorstandes hat der Vorstand zur Eintragung in das Handelsregister anzumelden. Die neuen Vorstandsmitglieder haben ihre Namensunterschrift zur Aufbewahrung beim Gericht zu zeichnen.

(4)     Der Vorstand führt die Geschäfte der Bank in eigener Verantwortung nach Maßgabe der Gesetze, der Satzung und der Geschäftsordnung des Vorstandes.

(5)     Der Vorstand hat dem Verwaltungsrat regelmäßig, mindestens vierteljährlich über den Gang der Geschäfte unter Berücksichtigung aller relevanten Fragen der Planung, über die Risikolage, über das Risikomanagement, über die Einhaltung der bankaufsichtsrechtlichen Regelungen und über die finanzielle Lage der Bank in Textform zu berichten. Bei wichtigem Anlass hat der Vorstand dem Verwaltungsratsvorsitzenden oder dem/der stellvertretenden Verwaltungsratsvorsitzenden schriftlich zu berichten; in Eilfällen kann mündlich berichtet werden, in diesem Fall ist ein schriftlicher Bericht unverzüglich nachzureichen. Die Berichte haben den Grundsätzen einer gewissenhaften und getreuen Rechenschaft zu entsprechen.

(6)     Die Gesamtbezüge des einzelnen Vorstandsmitglieds müssen in einem angemessenen Verhältnis zu dessen Aufgaben und zur wirtschaftlichen Lage der Bank stehen. Die Bezüge werden vom Verwaltungsrat auf Vorschlag des Vergütungskontrollausschusses festgelegt.

(7)     Die Vorstandsmitglieder dürfen Nebentätigkeiten, insbesondere Aufsichtsratsmandate außerhalb der Bank, nur mit Zustimmung des Verwaltungsrates übernehmen. Sie dürfen nicht Mitglied des Vorstands oder Geschäftsführer oder persönlich haftender Gesellschafter einer anderen Handelsgesellschaft sein; Ausnahmen bedürfen der Zustimmung der Aufsichtsbehörde.

§ 4

(1)     Der Vorstand vertritt die Bank gerichtlich und außergerichtlich. Er darf Handlungsbevollmächtigte und mit Zustimmung des Verwaltungsrates Prokuristen bestellen.

(2)     Erklärungen der Bank sind in der Regel schriftlich zu erteilen; sie sind für die Bank verbindlich, wenn sie von zwei Vorstandsmitgliedern oder

von einem Vorstandsmitglied gemeinschaftlich mit einem Prokuristen oder von zwei Prokuristen oder von einem Vorstandsmitglied oder Prokuristen gemeinschaftlich mit einem Handlungsbevollmächtigten abgegeben werden.

(3)     Verbindliche Urkunden sind in der Weise zu zeichnen, dass die Vertretungsberechtigten zu dem Namen der Landwirtschaftlichen Rentenbank ihre Unterschrift hinzufügen.

(4)     Die mit Datenverarbeitungsanlagen erstellten Verzeichnisse, Abrechnungen, Konten- und Depotauszüge sowie sonstige Mitteilungen sind auch ohne Unterschrift wirksam, wenn ein entsprechender Vermerk angebracht ist.

(5)     Für die Wirksamkeit einer an die Bank gerichteten Willenserklärung genügt die Abgabe gegenüber einem Vorstandsmitglied.

(6)     Hinsichtlich der Vertretungsmacht stehen stellvertretende Vorstandsmitglieder den ordentlichen gleich.

(7)     Vorstandsmitgliedern gegenüber vertritt der Verwaltungsrat die Bank gerichtlich und außergerichtlich. Rechtsgeschäfte mit dem Vorstand, insbesondere über die Regelung der Bezüge seiner Mitglieder, schließt der Vorsitzende des Verwaltungsrates namens des Verwaltungsrates mit Zustimmung des Nominierungsausschusses und der Aufsichtsbehörde ab.

2. Der Verwaltungsrat

§ 5

(1)     Jedes Mitglied des Verwaltungsrates muss zuverlässig sein, über die erforderliche Sachkunde zur Wahrnehmung seiner Aufgaben, insbesondere der Kontrollfunktion sowie zur Beurteilung und Überwachung der Geschäfte besitzen und der Wahrnehmung seiner Aufgaben ausreichend Zeit widmen. Der Verwaltungsrat muss in seiner Gesamtheit die Kenntnisse, Fähigkeiten und Erfahrungen haben, die zur Wahrnehmung der Kontroll- funktion sowie zur Beurteilung und Überwachung des Vorstandes notwendig sind.

(2) Die Amtsdauer der Mitglieder des Verwaltungsrates mit Ausnahme der in § 7 Absatz 1 Nr. 2 des Gesetzes bezeichneten Vertreter der Länder und dem oder der gemäß § 7 Absatz 1 Nr.4 des Gesetzes in den Verwaltungsrat berufenen Bundesminister/ Bundesministerin für Ernährung und Landwirtschaft endet mit dem Schluss der Anstaltsversammlung, die über die Gewinnverwendung des fünften Jahresabschlusses seit Beginn der Amtsdauer beschließt.

(3)     Die Mitglieder des Verwaltungsrates können ihr Amt jederzeit durch Erklärung gegenüber dem Vorsitzenden des Verwaltungsrates niederlegen. Die in § 7 Abs. 1 Nr. 1, 3 und 5 des Gesetzes bezeichneten Mitglieder des Verwaltungsrates können von den zu ihrer Entsendung berufenen Organisationen oder Stellen vorzeitig abberufen werden. Für ausgeschiedene Mitglieder des Verwaltungsrates können Ersatzmitglieder für den Rest der Amtsdauer benannt oder gewählt werden.

(4)     Die Namen und Anschriften der nach § 7 Absatz 1 Nr. 1, 3 und 5 des Gesetzes in den Verwaltungsrat entsandten Vertreter sind dem Vorsitzenden des Verwaltungsrates bis spätestens zwei Monate nach der in Abs. 1 bezeichneten Anstaltsversammlung schriftlich mitzuteilen. Der bisherige Verwaltungsrat führt die Geschäfte bis zum Zusammentritt des neuen Verwaltungsrates weiter.

(5)     Die gemäß § 7 Abs. 1 Nr. 6 des Gesetzes bezeichneten Vertreter von Kreditinstituten oder andere Kreditsachverständige sind jeweils aus den Sektoren der Volks- und Raiffeisenbanken, der Sparkassen und Landesbanken sowie der Privat- und Geschäftsbanken von der Bundesregierung vorzuschlagen.

§ 6

Unter Vorsitz des an Lebensjahren ältesten Verwaltungsratsmitglieds wählt der Verwaltungsrat in seiner konstituierenden Sitzung den Vorsitzenden gemäß § 7 Abs. 2 Satz 1 des Gesetzes für die gesamte Amtsdauer. Scheidet der Vorsitzende des Verwaltungsrates während der Amtszeit aus, so hat der Verwaltungsrat unverzüglich eine Ersatzwahl für die restliche Amtszeit des Ausgeschiedenen vorzunehmen.

§ 7

(1)     Der Verwaltungsrat versammelt sich an dem bei der Einberufung zu bestimmenden Ort so oft, wie die Geschäfte es erfordern, mindestens jedoch einmal in jedem Halbjahr. Er wird durch den Vorsitzenden, seinen Stellvertreter oder in Ausnahmefällen durch den Vorstand unter Einhaltung einer Frist von mindestens 10 Tagen durch eingeschriebenen Brief einberufen; in dringenden Fällen ist eine Einberufung in geeigneter Weise mit einer Frist von mindestens 3 Tagen zulässig. Der Verwaltungsrat muss unverzüglich einberufen werden, wenn mindestens sechs Mitglieder oder die Aufsichtsbehörde es verlangen. Zu allen Sitzungen des Verwaltungsrates und seiner Ausschüsse ist die Aufsichtsbehörde einzuladen.

(2)     Der Verwaltungsrat ist beschlussfähig, wenn mindestens die Hälfte seiner Mitglieder anwesend ist. Die Beschlussfassung ist zu vertagen, wenn der Verwaltungsrat über eine Beschlussempfehlung des Risikoausschusses zu entscheiden hat und nicht mindestens ein Vertreter des Bundes anwesend ist. Eine weitere Vertagung des betroffenen Tagesordnungspunktes in der nächsten Sitzung ist unzulässig.

(3)     Eine schriftliche oder telekopierte Beschlussfassung oder eine Beschlussfassung mit sonstigen geeigneten Mitteln der Telekommunikation ist insbesondere in eiligen Fällen zulässig, wenn diesem Verfahren kein Mitglied des Verwaltungsrates widerspricht; Absatz 2 gilt sinngemäß.

(4)     Der Verwaltungsrat fasst, soweit im Gesetz oder in dieser Satzung nichts anderes bestimmt ist, seine Beschlüsse mit einfacher Stimmenmehrheit. Das gilt auch bei Wahlen. Bei Stimmengleichheit gibt die Stimme des Vorsitzenden des Verwaltungsrates, bei dessen Verhinderung die seines Stellvertreters, den Ausschlag.

(5)     Über das Ergebnis der Verhandlungen des Verwaltungsrates ist eine Niederschrift aufzunehmen, die von dem Vorsitzenden und dem Schriftführer, der nicht Mitglied des Verwaltungsrates zu sein braucht, zu unterzeichnen ist.

§ 8

(1)     Dem Verwaltungsrat obliegen die laufende Überwachung der Geschäftsführung des Vorstandes (§ 7 Absatz 4 des Gesetzes) sowie die Überwachung der Einhaltung der einschlägigen bankaufsichtsrechtlichen Regelungen durch den Vorstand. Die Mitglieder des Verwaltungsrates sind der Bank für die Erfüllung ihrer Aufgaben entsprechend den Vorschriften für Aufsichtsratsmitglieder von Aktiengesellschaften verantwortlich.

(2)	Seine Geschäftsordnung stellt der Verwaltungsrat selbst fest.

§ 9

(1)	Der Verwaltungsrat genehmigt den Jahresabschluss.

(2)     Der Verwaltungsrat bestimmt den Abschlussprüfer mit Zustimmung der Aufsichtsbehörde.

(3)	Der Verwaltungsrat beschließt insbesondere über:

1.	die Zuführung zur Hauptrücklage und zur Deckungsrücklage;

2.	die Aufteilung des Bilanzgewinns gemäß § 9 des Gesetzes;

3.	den Vorschlag an die Anstaltsversammlung über die Gewinnverwendung (§ 7 Absatz 5, 2. Halbsatz i.V.m. § 9 Absatz 2 des Gesetzes);

4.	die Entlastung der Mitglieder des Vorstandes;

5.	die allgemeinen Richtlinien für die Kreditgewährung der Bank;

6.	die Geschäftsordnungen für sich und die in § 10 genannten Ausschüsse und Beiräte;

7.	Änderungen der Satzung mit Zweidrittelmehrheit seiner Mitglieder; sie bedürfen der Genehmigung nach § 7 Absatz 6 des Gesetzes und sind nach deren Vorliegen bekannt zu machen;

8.	die Corporate Governance-Grundsätze der Bank und deren Umsetzung.

(4)	Der Zustimmung des Verwaltungsrates bedürfen:

1.	Die Ausgabe von Schuldverschreibungen,

2.	die Übernahme, Änderung und Aufgabe von Beteiligungen,

3.	der Erwerb, die Belastung und die Veräußerung von Grundeigentum, abgesehen vom Fall der Zwangsversteigerung,

4.	die Bestellung von Prokuristen und der Abschluss von Anstellungsverträgen mit einem Jahresgehalt, das eine vom Nominierungsausschuss festgesetzte Höhe übersteigt,

5.	die Aufstellung von Richtlinien über die Gewährung von Ruhegehältern einschließlich Witwen- und Waisengeldern.

(5)   Jedes Mitglied des Verwaltungsrates ist dem Unternehmensinteresse verpflichtet. Es darf bei seinen Entscheidungen weder persönliche Interessen verfolgen noch Geschäftschancen, die dem Unternehmen zustehen, für sich nutzen.

§ 10

(1)     Der Verwaltungsrat kann unter gleichzeitiger Bestimmung ihrer Vorsitzenden Ausschüsse bilden und diesen für bestimmte Gebiete seine Befugnisse ganz oder teilweise übertragen. Mit Ausnahme des in Absatz 6 genannten Fachausschusses dürfen ihnen nur Mitglieder des Verwaltungsrates angehören. § 7 Absätze 2 bis 5 finden entsprechende Anwendung. Zu den Ausschusssitzungen können Sachverständige und Auskunftspersonen zur Beratung über einzelne Gegenstände zugezogen werden.

(2)     Der Verwaltungsrat bildet aus seiner Mitte einen Nominierungsausschuss, der aus dem Vorsitzenden des Verwaltungsrates, seinem Stellvertreter, einem Vertreter des Bundesministeriums der Finanzen und vier weiteren Mitgliedern des Verwaltungsrates besteht. Der Nominierungsausschuss entscheidet über den Abschluss oder die Änderung von Anstellungsverträgen mit Vorstandsmitgliedern und unterstützt den Verwaltungsrat bei der Ermittlung von Bewerbern für die Besetzung einer Stelle im Vorstand und bei der Vorbereitung von Wahlvorschlägen für die Wahl der Mitglieder des Verwaltungsrates gemäß § 7 Absatz 1 Nr. 6 des Gesetzes. Darüber hinaus behandelt der Nominierungsausschuss Rechts- und Verwaltungsangelegenheiten.

(3)     Der Verwaltungsrat bildet aus seiner Mitte einen Vergütungskontrollausschuss, der aus dem Vorsitzenden des Verwaltungsrates, seinem Stellvertreter, einem Vertreter des Bundesministeriums der Finanzen und vier weiteren Mitgliedern des Verwaltungsrates besteht. Der Vergütungskontrollausschuss überwacht insbesondere die angemessene Ausgestaltung der Vergütungssysteme der Mitglieder des Vorstandes sowie der Mitarbeiter und bereitet die Beschlüsse des Verwaltungsrates über die Vergütung der Mitglieder des Vorstandes vor.

(4)     Der Verwaltungsrat bildet aus seiner Mitte einen Risikoausschuss. Er besteht aus einem Vertreter des Bundesministeriums für Ernährung und Landwirtschaft, einem Vertreter des Bundesministeriums der Finanzen, zwei Vertretern der Kreditwirtschaft sowie zwei Vertretern des Deutschen Bauernverbandes e.V.. Zum Aufgabengebiet des Risikoausschusses gehört insbesondere die Beratung des Verwaltungsrates zur aktuellen und künftigen Gesamtrisikobereitschaft und –strategie der Bank sowie dessen Unterstützung bei der Überwachung der Umsetzung dieser Strategie durch den Vorstand. Entscheidungen des Verwaltungsrats, die sich wesentlich auf das Risikoprofil und die Risikostrategie der Bank auswirken können, bedürfen einer vorherigen Beschlussempfehlung des Risikoausschusses an den Verwaltungsrat. Der Risikoausschuss bestimmt Art, Umfang, Format und Häufigkeit der Informationen, die der Vorstand zum Thema Strategie und Risiko vorlegen muss. Der Risikoausschuss ist ferner zuständig für die Behandlung von Kredit- und Beteiligungsangelegenheiten. Den Vorsitz soll ein Vertreter der Kreditwirtschaft haben.

(5)     Für die Behandlung von Fragen des Rechnungslegungsprozesses, der Wirksamkeit des Risikomanagementsystems, der Durchführung der Abschlussprüfungen sowie der zügigen Behebung der vom Prüfer festgestellten Mängel durch den Vorstand mittels geeigneter Maßnahmen wird ein Prüfungsausschuss gebildet, der aus dem Vorsitzenden des Verwaltungsrates, einem Vertreter des Bundesministeriums für Ernährung und Landwirtschaft oder des Bundesministeriums der Finanzen und fünf weiteren Mitgliedern des Verwaltungsrates besteht. Der Abschlussprüfer nimmt an den Beratungen des Prüfungsausschusses über den Jahres- und Konzernabschluss teil und berichtet über die wesentlichen Ergebnisse seiner Prüfung.

(6)     Für die Vorbereitung des Vorschlags über die Gewinnverwendung (§ 7 Absatz 5, 2. Halbsatz i.V.m. § 9 Absatz 2 des Gesetzes) beruft der Verwaltungsrat einen Fachausschuss. Dieser besteht aus drei Mitgliedern des Verwaltungsrates, darunter einem Vertreter des Bundesministeriums für Ernährung und Landwirtschaft und drei Mitgliedern der Anstaltsversammlung. Den Vorsitz führt der Vorsitzende des Verwaltungsrates.

(7)     Der Verwaltungsrat kann zu seiner Beratung nach Bedarf Beiräte aus Sachverständigen berufen, die nicht dem Verwaltungsrat anzugehören brauchen.

(8)     Die Ergebnisse von Ausschusssitzungen sind dem Verwaltungsrat bei seiner nächsten Zusammenkunft mitzuteilen.

§ 11

Urkunden und Erklärungen des Verwaltungsrates sind mit dem Namen der Landwirtschaftlichen Rentenbank sowie den Worten „Der Verwaltungsrat“ zu versehen und von dem Vorsitzenden des Verwaltungsrates oder seinem Stellvertreter zu unterzeichnen.

§ 12

(1)   Die Vergütung der Verwaltungsratsmitglieder einschließlich der Sitzungsgelder wird durch Beschluss der Anstaltsversammlung festgelegt; der Beschluss bedarf der Zustimmung der Aufsichtsbehörde. Die Vergütung trägt der Verantwortung und dem Tätigkeitsumfang der Verwaltungsratsmitglieder sowie der wirtschaftlichen Lage der Bank Rechnung. Dabei sollen der Vorsitz und der stellvertretende Vorsitz im Verwaltungsrat sowie der Vorsitz und die Mitgliedschaft in den Ausschüssen berücksichtigt werden.

(2)   Außerdem werden für die Teilnahme an Sitzungen des Verwaltungsrates sowie seiner Ausschüsse oder Beiräte angemessene Reisekosten vergütet.

2. Die Anstaltsversammlung

§ 13

(1)     Die Amtsdauer der Mitglieder der Anstaltsversammlung endet mit dem Schluss der Anstaltsversammlung, die über die Gewinnverwendung im fünften Jahr seit Beginn ihrer Amtsdauer beschließt. Für Benennung, Ausscheiden und Abberufung der Mitglieder sowie Bestellung von Ersatzmitgliedern gelten § 5 Absätze 2 und 3 entsprechend.

(2)   Die Anstaltsversammlung ist beschlussfähig, wenn mindestens die Hälfte der Mitglieder anwesend ist.

§ 14

(1)     Die Anstaltsversammlung beschließt über die Gewinnverwendung gemäß § 9 Absatz 2 des Gesetzes. Sie nimmt die Berichte des Vorstandes über die Geschäftstätigkeit der Bank und des Verwaltungsrates über die von ihm gefassten Beschlüsse entgegen und berät die Bank in Fragen der Förderung der Landwirtschaft und des ländlichen Raumes sowie bei allen allgemeinen agrar- und geschäftspolitischen Fragen. Die Unterlagen für ihre Beschlussfassung sind den Mitgliedern der Anstaltsversammlung mit der Einladung zuzustellen.

(2)     Zu den Anstaltsversammlungen wird durch den Vorsitzenden des Verwaltungsrates oder seinen Stellvertreter oder durch den Vorstand in deren Auftrag unter Einhaltung einer Frist von mindestens 14 Tagen durch eingeschriebenen Brief eingeladen. Zu allen Anstaltsversammlungen ist die Aufsichtsbehörde einzuladen.

(3)     Außerordentliche Anstaltsversammlungen werden auf Beschluss des Verwaltungsrates einberufen. Sie sind ferner einzuberufen, wenn mindestens 15 Mitglieder unter schriftlicher Darlegung der Gründe oder die Aufsichtsbehörde es verlangen.

§ 15

(1)   Den Vorsitz der Anstaltsversammlung führt – ohne Stimmrecht – der Vorsitzende des Verwaltungsrates oder sein Stellvertreter; sind beide nicht anwesend, so eröffnet der an Lebensjahren älteste Teilnehmer die Versammlung und lässt von dieser einen Vorsitzenden wählen.

(2)   Die Anstaltsversammlung fasst ihre Beschlüsse mit einfacher Mehrheit der bei der Abstimmung anwesenden Mitglieder. Im Falle der Stimmengleichheit gilt ein Antrag als abgelehnt.

(3)   Über das Ergebnis der Verhandlungen der Anstaltsversammlung ist eine Niederschrift aufzunehmen, die von dem Vorsitzenden, einem Mitglied der Anstaltsversammlung und dem Schriftführer, der nicht Mitglied der Anstaltsversammlung zu sein braucht, zu unterzeichnen ist.

§ 16

Für die Teilnahme an Sitzungen der Anstaltsversammlung werden angemessene Reisekosten vergütet. Die Höhe eines Sitzungsgeldes legt der Verwaltungsrat mit Zustimmung der Aufsichtsbehörde fest.

III. Allgemeine Bestimmungen

§ 17

Das Geschäftsjahr ist das Kalenderjahr.

§ 18

Der Vorstand und der Verwaltungsrat erklären jährlich, dass den Empfehlungen des Public Corporate Governance Kodex des Bundes in der jeweils gültigen Fassung entsprochen wurde und wird. Wenn von den Empfehlungen abgewichen wird, wird dies nachvollziehbar begründet. Die Erklärung wird auf der Internetseite der Bank dauerhaft öffentlich zugänglich gemacht und als Teil des Corporate Governance Berichts veröffentlicht. Im Rahmen der Jahresabschlussprüfung wird auch geprüft, ob die Erklärung zum Public Corporate Governance Kodex des Bundes abgegeben und veröffentlicht wurde.

§ 19

Das Dienstsiegel der Landwirtschaftlichen Rentenbank (§ 12 des Gesetzes) zeigt ein Ährenbündel mit einer den Namen und den Ort des Sitzes der Bank enthaltenden Umschrift. Das von der Landwirtschaftlichen Rentenbank jeweils geführte Dienstsiegel ist zu veröffentlichen.

§ 20

Die in dieser Satzung vorgeschriebenen Bekanntmachungen der Landwirtschaftlichen Rentenbank sind in dem Bundesanzeiger zu veröffentlichen.

§ 21

Die Satzung tritt mit ihrer Genehmigung durch die Aufsichtsbehörde in Kraft.

Non-binding translation

The amendment to the Statutes was approved by the Federal Ministery of Food and Agriculture (BMEL) in consultation with the Federal Ministry of Finance (BMF) with effect from December 15, 2018.

Statutes of Landwirtschaftliche Rentenbank

 I. Business of the Bank

Section 1

(1)    In order to fulfil its tasks as set out in Section 3 of the Law Governing Landwirtschaftliche Rentenbank (the “Law”), the Bank implements promotional measures for agriculture and for rural areas in particular through financial instruments. In principle, the Bank provides loans through other banks irrespective of their legal form or association membership.

(2)    In addition to standard promotional loans for agriculture and rural areas, the Bank grants special and programme loans for specific promotional purposes and assistance measures. The funds for special loan programmes are provided by the Bank. The principles/guidelines for promotional loans, special and programme loans shall be approved by the Supervisory Authority.

(3)    Loans and other types of financial instruments shall be granted in accordance with the general guidelines for the granting of loans to be passed by the Board of Supervisory Directors. These guidelines shall be approved by the Supervisory Authority.

(4)    Debt used to cover bonds shall comply with the requirements set out in Section 13 of the Law.

Section 2

In order to fulfil its tasks, the Bank may carry out operations and provide services directly connected with the performance of its tasks. This includes in particular:

1.	purchase and sale of debt and securities;

2.	treasury management and transactions for risk management purposes of the Bank;

3.	securities trading, deposit and giro business for its own account;

4.	issue of covered and unsecured bonds in bearer or registered form;

5.	raising of funds earmarked for specific purposes with central credit institutions, capital collection funds and public authorities;

6.	raising of other types of loans;

7.	investment of funds with public and private credit institutions;

8.	advice and services in connection with promotional measures.

II. Organisation and Administration of the Bank

1. The Board of Managing Directors

Section 3

(1)    The Board of Managing Directors consists of at least two ordinary members. In concert with the Chairman of the Board of Supervisory Directors, the members of the Board of Managing Directors may appoint an ordinary member as Spokesman of the Board of Managing Directors. The Board of Supervisory Directors may also appoint a Chairman of the Board of Managing Directors.

(2)    Upon the proposal of the Nomination Committee, the members of the Board of Managing Directors shall be appointed for a maximum term of five years; they may be re-appointed or their term of office may be extended, in each case by a maximum of five years; this requires another resolution by the Board of Supervisory Directors which may be passed no sooner than one year prior to the termination of the respective term of office. The Board of Supervisory Directors may revoke the appointment for good cause. The appointment as a member of the Board of Managing Directors shall be approved by the Supervisory Authority. The Supervisory Authority shall be informed in advance about the details of the appointment.

(3)    Any change to the Board of Managing Directors shall be filed by the Board of Managing Directors for entry in the commercial register (Handelsregister). Newly appointed members of the Board of Managing Directors shall lodge their signatures with the court.

(4)    The Board of Managing Directors shall carry out the Bank’s business at its own responsibility according to the laws, the Statutes and the board’s rules of procedure.

(5)    The Board of Managing Directors shall regularly, at least quarterly, report to the Board of Supervisory Directors in text form (sec. 126b German Civil Code) about the course of business considering all relevant questions regarding planning, risk investment, risk management as well as the Bank’s financial position. The Board of Managing Directors must report to the Chairman of the Board of Supervisory Directors in writing on any significant event; in urgent cases the report may be given verbally but must be confirmed in writing without undue delay. The reports shall be prepared in accordance with the principles of conscientious and faithful accounting.

(6)    The total remuneration of the individual members of the Board of Managing Directors shall be in line with their functions and the Bank’s financial position. The remuneration amounts shall be set by the Board of Supervisory Directors upon the proposal of the Remuneration Committee.

(7)    The members of the Board of Managing Directors may accept no secondary activities, in particular no mandate on a supervisory board outside the Bank, without the approval of the Board of Supervisory Directors. They may not be member of the board or manager or personally liable partner of any other commercial corporation; exceptions shall require the approval of the Supervisory Authority.

Section 4

(1)    The Board of Managing Directors represents the Bank in court and extrajudicially. It may appoint authorised signatories (Handlungsbevollmächtigte) and, with the approval of the Board of Supervisory Directors, authorised officers (Prokuristen).

(2)    Declarations by the Bank are to be issued in writing as a rule; they will be binding for the Bank where they are issued by two members of the Board of Managing Directors; or

by a member of the Board of Managing Directors together with an authorised officer; or

by two authorised officers; or

by a member of the Board of Managing Directors/an authorised officer together with an authorised signatory.

(3)    Binding documents shall be signed in such a way that the authorised representatives add their signature to the name of Landwirtschaftliche Rentenbank.

(4)    Account, deposit and other statements generated by EDP as well as other notices will be valid even without a signature provided that this is supported by a corresponding note.

(5)    For the validity of a declaration of intent addressed to the Bank, the submission to a member of the Board of Managing Directors shall suffice.

(6)    Deputy members of the Board of Managing Directors shall have the same representative authority as ordinary members.

(7)    The Board of Supervisory Directors shall represent the Bank in court and extrajudicially towards members of the Board of Managing Directors. The Chairman of the Board of Supervisory Directors will conclude legal transactions with the Board of Managing Directors, in particular regarding remuneration arrangements, on behalf of the Board of Supervisory Directors with the approval of the Nomination Committee and the Supervisory Authority.

2. Board of Supervisory Directors

Section 5

(1)       Each member of the Board of Supervisory Directors must be reliable, have the expertise required to perform his duties, in particular with respect to the control function and assessment and supervision of the Bank’s business and must dedicate sufficient time towards his duties. The Board of Supervisory Directors as a whole must have the knowledge, the skills and experience required to perform its control function and to assess and supervise the Board of Managing Directors.

(2)     With the exception of the representatives of the federal states specified in Section 7 para. 2 No. 2 of the Law and the Federal Minister of Food and Agriculture (BMEL) appointed to the Board of Supervisory Directors pursuant to Section 7 para. 1 No. 4, the term of the members of the Board of Supervisory Directors shall end at the close of the General Meeting which passes the resolution on the appropriation of profits of the fifth annual accounts since the commencement of the term.

(3)    The members of the Board of Supervisory Directors may resign from office at any time by declaration addressed to the Chairman of the Board of Supervisory Directors. Members of the Board of Supervisory Directors specified in Section 7 para. 1 No. 1, 3 and 5 of the Law may be recalled early by the delegating organisations or authorities. Substitute members may be appointed or elected for the remaining term of office of the members leaving the Board of Supervisory Directors.

(4)     The names and addresses of the representatives delegated to the Board of Supervisory Directors pursuant to Section 7 para. 1 No. 1, 3 and 5 of the Law shall be reported to the Chairman of the Board of Supervisory Directors in writing no later than two months after the assembly of the General Meeting specified in para. 1. The previous Board of Supervisory Directors shall continue to manage the Bank’s affairs until the assembly of the new Board of Supervisory Directors.

(5)     The German federal government shall propose the representatives of credit institutions and other credit experts mentioned in sec. 7 para. 1 no 6 of the Law from the sector of the German commercial credit cooperatives (Volks- und Raiffeisenbanken), the German savings banks (Sparkassen) and the Landesbanks (Landesbanken) as well as the private and commercial banks.

Section 6

Under the chairmanship of the oldest member of the Board of Supervisory Directors, the Board of Supervisory Directors shall elect a Chairman in its constituent assembly for the entire term pursuant to Section 7 para. 2 Clause 1. In the case the Chairman leaves office during this term the Board of Supervisory Directors shall immediately carry out substitute elections for the remaining term.

Section 7

(1)    The Board of Supervisory Directors shall convene at a venue to be determined upon convocation as often as business requires but at least once in each half of the year. The Chairman, his Deputy or in exceptional cases the Board of Managing Directors shall convoke the Board of Supervisory Directors by registered letter within a period of at least 10 days; in urgent cases convocation is admissible in a proper way within a period of 3 days. The Board of Supervisory Directors shall be convoked immediately if requested by at least six members or the Supervisory Authority. The Supervisory Authority shall be invited to all meetings of the Board of Supervisory Directors and its committees.

(2)    The Board of Supervisory Directors constitutes a quorum where at least half of its members are present. Any resolution shall be postponed if the Board of Supervisory Directors must decide on a Risk Committee’s recommendation for a decision and not at least one federal representative is present. An additional postponement of the respective agenda item to the next meeting shall be inadmissible.

(3)    A written resolution or one sent by fax or a resolution sent by using other appropriate means of telecommunication will be admissible in particular in urgent cases where no member of the Board of Supervisory Directors objects to this procedure; para. 2 shall apply accordingly.

(4)    Unless otherwise stipulated by the Law or in these Statutes, the Board of Supervisory Directors passes its resolutions with a simple majority of votes. This shall also apply to elections. In the case of parity of votes, the ballot of the Chairman of the Board of Supervisory Directors and where he is prevented that of his Deputy shall be decisive.

(5)    Minutes shall be taken of the results of the meeting of the Board of Supervisory Directors and be signed by the Chairman and the recorder who need not be a member of the Board of Supervisory Directors.

Section 8

(1)    The Board of Supervisory Directors shall be responsible for the supervision of business conducted by the Board of Managing Directors on an ongoing basis (Section 7 para. 4 of the Law), as well as the supervision of compliance with the relevant banking supervisory requirements. The members of the Board of Supervisory Directors are responsible to the Bank for the performance of their functions in accordance with the regulations for members of the supervisory board of stock corporations (Aktiengesellschaften).

(2)    The Board of Supervisory Directors shall adopt its own rules of procedure.

Section 9

(1)	The Board of Supervisory Directors shall approve the annual accounts.

(2)	The Board of Supervisory Directors shall determine the auditor with the approval of the Supervisory Authority.

(3)	The Board of Supervisory Directors shall pass resolutions in particular on:

1.	the allocation to the principal reserve and the guarantee reserve;

2.	the appropriation of the net profit for the year pursuant to Section 9 of the Law;

3.	the proposal to the General Meeting on the appropriation of profits (Section 7 para 5, 2. half clause in connection with Section 9 para. 2 of the Law);

4.	the formal approval of the conduct of business by the members of the Board of Managing Directors;

5.	the general guidelines for the Bank’s granting of loans;

6.	the internal rules of procedure for itself and for the committees and advisory bodies specified in Section 10;the general guidelines for the Bank’s granting of loans;

7.	amendments to the Statutes with a two thirds majority of votes of its members; they shall be approved pursuant to Section 7 para. 6 of the Law and shall be announced after their approval;

8.	the corporate governance principles of the Bank and their implementation.

(4)	The following shall require the approval of the Board of Supervisory Directors:

1.	the issue of bonds;

2.	the purchase, rearrangement and sale of investment holdings;

3.	the purchase, encumbrance and sale of real estate except in the case of forced auction;

4.	the appointment of authorised officers (Prokuristen) and the conclusion of employment contracts with an annual salary exceeding the amount stipulated by the Nomination Committee;

5.	the stipulation of guidelines on the granting of retirement pensions including widow’s and orphans’ pensions.

(5)    Each member of the Board of Supervisory Directors shall observe the interests of the Bank. With his decisions a member may not pursue personal interests or take personal advantage of the Bank’s business opportunities.

Section 10

(1)    The Board of Supervisory Directors may form committees and at the same time appoint their chairmen and wholly or partially assign its authority for specific areas to these committees. With the exception of the Expert Committee specified in para. 6, only members of the Board of Supervisory Directors may belong to them. Section 7 paras. 2 - 5 shall apply accordingly. Experts and advisers may be consulted for advice on individual items in the committee meetings.

(2)    The Board of Supervisory Directors shall elect from amongst its members a Nomination Committee consisting of the Chairman of the Board of Supervisory Directors, his Deputy, a representative of the Federal Ministry of Finance and four additional members of the Board of Supervisory Directors. The Nomination Committee shall decide on the conclusion and amendment of employment contracts with members of the Board of Managing Directors and support the Board of Supervisory Directors in identifying candidates to fill vacancies in the Board of Managing Directors and preparing proposals for the election of members to the Board of Supervisory Directors pursuant to Section 7 para 1 No. 6 of the Law. In addition, the Nomination Committee shall handle legal and administrative affairs.

(3)     The Board of Supervisory Directors shall elect from amongst its members a Remuneration Committee consisting of the Chairman of the Board of Supervisory Directors, his Deputy, a representative of the Federal Ministry of Finance and four additional members of the Board of Supervisory Directors. The Remuneration Committee monitors in particular the adequacy of the remuneration systems of the members of the Board of Managing Directors and the employees und prepares the resolutions of the Board of Supervisory Directors on the remuneration of the members of the Board of Managing Directors.

(4)     The Board of Supervisory Directors shall elect from amongst its members a Risk Committee. It shall consist of a representative of the Federal Ministry of Food and Agriculture, a representative of Federal Ministry of Finance, two representatives of the banking sector as well as representatives of the German Farmers Association (Deutscher Bauernverband e.V.). The Risk Committee shall advise the Board of Supervisory Directors in particular on the current and future risk tolerance and the risk strategy of the Bank and shall support the Board of Supervisory Directors by supervising the implementation of this strategy. Decisions of the Board of Supervisory Directors which may significantly influence this strategy shall require the prior recommendation for a decision of the Risk Committee to the Board of Supervisory Directors. The Risk Committee shall identify the nature, scope, format and frequency of the information the Board of Managing Directors must give regarding strategy and risk. In addition, the Risk Committee shall deal with credit and investment matters. A representative from the banking sector shall serve as its chairman.

(5)    An Audit Committee shall be established for dealing with questions related to accounting processes, the effectiveness of the risk management system, the completion of audits and any deficiencies identified by the auditor to be remedied immediately by the Board of Managing Directors through appropriate measures; the Audit Committee shall consist of the Chairman of the Board of Supervisory Directors, a representative of the Federal Ministry of Food and Agriculture or the Federal Ministry of Finance and five additional members of the Board of Supervisory Directors. The auditor participates in the meetings of the Audit Committee on the annual accounts and consolidated annual accounts and reports the essential results of his audit.

(6)    The Board of Supervisory Directors shall form an Expert Committee for the preparation of the proposal on the appropriation of profits (Section 7 para. 5, 2nd half clause in association with Section 9 para. 2 of the Law). It shall consist of three members of the Board of Supervisory Directors including a representative of the Federal Ministry of Food and Agriculture and three members of the General Meeting. Chairman of the Expert Committee shall be the Chairman of the Board of Supervisory Directors.

(7)    Where required, the Board of Supervisory Directors may form advisory bodies consisting of experts who need not be members of the Board of Supervisory Directors.

(8)    The results of the committee meetings shall be reported to the Board of Supervisory Directors at its next assembly.

Section 11

Documents and declarations by the Board of Supervisory Directors shall bear the name of Landwirtschaftliche Rentenbank and the words “The Board of Supervisory Directors“ (“Der Verwaltungsrat”) and are to be signed by the Chairman of the Board of Supervisory Directors or his Deputy.

Section 12

(1)    Remuneration of the members of the Board of Supervisory Directors including remuneration for attendance at meetings shall be set in a resolution by the General Meeting; the resolution shall be approved by the Supervisory Authority. The remuneration shall account for the responsibility and scope of functions of the members of the Board of Supervisory Directors and the Bank’s financial position. Chairmanship and deputy chairmanship in the Board of Supervisory Directors and chairmanship and membership in the committees are to be taken into account.

(2)    In addition, adequate travel expenses shall be reimbursed for the attendance at meetings of the Board of Supervisory Directors and of its committees or advisory bodies.

3. The General Meeting

Section 13

(1)    The term of office of the members of the General Meeting shall end at the close of the General Meeting which passes the resolution on the appropriation of profits of the fifth annual accounts since the commencement of the term. Section 5 paras. 2-3 shall apply accordingly to the appointment, resignation and dismissal of members as well as to the appointment of substitute members of the General Meeting.

(2)    The General Meeting constitutes a quorum where at least half of its members is present.

Section 14

(1)    The General Meeting shall pass the resolution on the appropriation of profits in accordance with Section 9 para. 2 of the Law. It shall receive the reports by the Board of Managing Directors regarding the Bank’s business activities and by the Board of Supervisory Directors regarding the resolutions taken by it and shall advise the Bank on matters regarding the promotion of agriculture and rural areas and on general issues related to agriculture and business policy. Documents necessary for preparing the resolution are to be sent to the members of the General Meeting together with the invitation.

(2)    The Chairman of the Board of Supervisory Directors or his Deputy or the Board of Managing Directors on their behalf shall invite to the assemblies of the General Meeting by registered letter observing a period of at least 14 days. The Supervisory Authority shall be invited to all assemblies of the General Meeting.

(3)    Extraordinary assemblies of the General Meeting shall be convoked upon resolution of the Board of Supervisory Directors. Moreover, they shall be convoked where requested by at least 15 members of the Supervisory Board presenting reasons for their request in writing.

Section 15

(1)    The Chairman of the Board of Supervisory Directors or his Deputy shall preside over the General Meeting without having a voting right; where both are absent, the oldest participant shall inaugurate the meeting and have a chairman elected.

(2)    The General Meeting shall pass its resolutions with the simple majority of the members present upon voting. In the case of a parity of votes, the motion shall be regarded as rejected.

(3)    Minutes shall be taken of the results of each assembly of the General Meeting which shall be signed by the Chairman, a member of the General Meeting and the recorder who need not be a member of the General Meeting.

Section 16

Adequate travel expenses shall be reimbursed for the attendance at assemblies of the General Meeting. The amount of the attendance remuneration shall be stipulated by the Board of Supervisory Directors with the approval of the Supervisory Authority.

III. General Provisions

Section 17

The business year is equivalent to the calendar year.

Section 18

The Board of Managing Directors and the Board of Supervisory Directors shall annually declare that the recommendations of the Public Corporate Governance Code of the federal government in the respective applicable version have been, and will be complied with. Deviations from the recommendations are to be reasonably justified. The declaration of conformity shall be permanently available on the Bank’s website and published as part of the Corporate Governance Report. As part of the annual audit it shall be examined whether the declaration regarding the Public Corporate Governance Code of the federal government were executed and published.

Section 19

The official seal of Landwirtschaftliche Rentenbank (Section 12 of the Law) shows a bundle of ears of grain with an inscription with the name and the registered seat of the Bank. The official seal of Landwirtschaftliche Rentenbank shall be published.

Section 20

Announcements of Landwirtschaftliche Rentenbank to be made in accordance with these Statutes are to be published in the Federal Gazette (Bundesanzeiger).

Section 21

The Statutes shall come into force upon approval by the Supervisory Authority.